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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                Commission File Number 000-23307
                                                 Team Communications Group, Inc.

                          NOTIFICATION OF LATE FILING
                          ---------------------------

                                 (Check One):

[_]  Form 10-K and Form 10-KSB       [_] Form 11-K       [_] Form 20-F
[X]  Form 10-Q and Form 10-QSB       [_] Form 11-K       [_] Form 20-F

For Period Ended: March 31, 2001

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

Part I - Registrant Information

_______________________________________________________________________________

Full Name of Registrant: Team Communications Group, Inc.

Former Name if Applicable: ____________________________________________________

Address of Principal Executive Office (Street Number): 11818 Wilshire Blvd. Suite 200

City, State and Zip Code:  Los Angeles, California 90025
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_______________________________________________________________________________

Part II - Rule 12b-25(b) and (c)

_______________________________________________________________________________

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report semi-annual report, transition report on Form 10-K, 10-KSB, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

_______________________________________________________________________________

Part III- Narrative

_______________________________________________________________________________

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR or transition report or portion thereof could not be filed within the prescribed time period.

     The Company's Quarterly Report on Form 10-QSB for the Quarter ended March 31, 2000 cannot be filed within the prescribed time period because the Company is experiencing delays in the aggregation and collection of certain information required to be included in the Form 10-QSB. The Form 10-QSB will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.

Part IV- Other Information

_______________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

            Jay J. Shapiro        (310)               312-4400
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            (Name)                (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934, or Section 30 of the Investment Company Act

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     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s):

                                             [X]  Yes    [_]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             [_]  Yes    [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        Team Communications Group, Inc.
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                 Name of Registrant (as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 14, 2001            By:  /s/ Jay J. Shapiro
                                 --------------------------
                                   Name: Jay J. Shapiro
                                   Title: President

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